Exhibit 10.37

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (this “Agreement”) is dated as of February 10, 2006, between Elandia, Inc., a Delaware corporation (the “Company”), and Stanford International Bank Ltd., a corporation organized under the laws of Antigua and Barbuda (the “Purchaser”).

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to Purchaser, and Purchaser desires to purchase from the Company, a certain promissory note of the Company as more fully described in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and other good and valuable consideration exchanged between the parties, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the foregoing recitals are true and correct and further agree as follows:

ARTICLE I - DEFINITIONS

Section 1.1 Definitions. In addition to terms defined elsewhere in this Agreement, the following terms have the meanings indicated which meanings shall be equally applicable to both the singular and the plural forms of such terms:

1.1.1 “Affiliate” shall mean any Person which directly or indirectly through one or more intermediaries controls, or is controlled by or is under common control, with a Company, or 5% or more of the equity interest of which is held beneficially or of record by any of the Company. The term “control” means the possession, directly of indirectly, of the power to cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.1.2 “Agreement” means this Note Purchase Agreement, as the same may from time to time be amended.

1.1.3 “Business Day” shall mean a day on which commercial banks are open for business in the state of Florida.

1.1.4 “Company” has the meaning assigned to that term in the introduction to this Agreement.

1.1.5 “Default” means any event which, with the lapse of time, the giving of notice, or both, would become an Event of Default.

1.1.6 “Effective Date” means the date all parties hereto have executed this Agreement and the Note.

1.1.7 “Event of Default” has the meaning assigned to that term in Section 5.1 hereof.

1.1.8 “Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, provincial, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

1.1.9 “Indebtedness” of any Person shall mean (i) all indebtedness or liability for borrowed money or for the deferred purchase price of any property (including accounts payable to trade creditors under customary trade credit terms) or services for which the Person is liable as principal, (ii) all indebtedness (excluding unaccrued finance charges) secured by a Lien on property owned or being purchased by the Person, whether or not such indebtedness shall have been assumed by the Person, (iii) any arrangement (commonly described as a sale-and-leaseback transaction) with any financial institution or other purchaser or investor providing for the leasing to the Person of property which at the time has been or is to be sold or transferred by the Person to the Purchaser or investor, or which has been or is being acquired from another Person, and (iv) all obligations of partnerships or joint ventures in respect of which the Person is primarily or secondarily liable as a partner or joint venturer or otherwise (provided that in any event for purposes of determining the amount of the Indebtedness, the full amount of such obligations, without giving effect to the contingent liability or contributions of other participants in the partnership or joint venture, shall be included).

1.1.10 “Lien” shall mean a mortgage, pledge, lien, hypothecation, assignment, security interest or other charge or encumbrance or any segregation of assets or revenues or other preferential arrangement (whether or not constituting a security interest) with respect to any present or future assets, including fixtures, revenues or rights to the receipt of income of the Person referred to in the context in which the term is used.

1.1.11 “Maturity Date” shall mean December 31, 2007.

1.1.12 “Note” shall mean the Promissory Note of even date in the principal amount of $2,300,000 bearing interest at 8% per annum and maturing on the Maturity Date issued by the Company and payable to the order of the Purchaser, substantially in the form of Exhibit “A” attached hereto, and any modifications, renewals, replacements or substitutions therefor made from time to time hereafter, and to the extent applicable.

1.1.13 “Obligations” shall mean the Note and any and all liabilities, obligations, covenants, duties and debts, owing by the Company to the Purchaser, arising under this Agreement or the Note, including without limitation, all interest, charges, indemnities, expenses, fees, attorneys’ fees, filing fees and any other sums chargeable to the Company hereunder or under the Note, or any other contractual agreement between the Purchaser and the Company.

1.1.14 “Person” shall mean any natural person, corporation, unincorporated organization, trust, joint-stock company, joint venture, association, limited liability company, partnership or government, or any agency or political subdivision of any government, or other entity of whatever nature.

1.1.15 “Purchaser” has the meaning assigned to that term in the introduction to this Agreement.

Section 1.2 Accounting Terms. Accounting terms not specifically defined in this Agreement shall have the meaning given to them under accounting principles and practices generally accepted in the Ecuador, applied on a consistent basis with the financial statements referred to in Section 3.3 hereof, and shall be determined both as to classification of items and amounts in accordance therewith.

Section 1.3 Other Definitional Provisions. The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Subsection and Exhibit references are to this Agreement unless otherwise specified.

ARTICLE II - SALE OF NOTE

Section 2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth herein, concurrent with the execution and delivery of this Agreement by the parties hereto, the Company agrees to sell, and Purchaser agrees to purchase, the Note for a price of $2,300,000 (the “Purchase Price”). Purchaser shall deliver to the Company via wire transfer or a certified check immediately available funds equal to the Purchaser Price as follows: (a) $500,000 on the Closing Date; (b) $300,000 on or prior to February 28, 2006; (c) $400,000 on or prior to March 31, 2006; (d) $500,000 on or prior to June 30, 2006; (e) $300,000 on or prior to September 30, 2006; and (f) $300,000 on or prior to December 31, 2006.

Section 2.2 Closing. The Closing of the sale of the Note shall take place on or before February 10, 2006 (the “Closing Date”), at such place and time as the parties shall mutually agree (the “Closing”).

Section 2.3 Conditions to Closing. Upon satisfaction or waiver by the party sought to be benefited thereby of the conditions set forth in this Section 2.2, the Closing shall occur.

2.3.1 At or prior to the Closing, the Company shall deliver or cause to be delivered to Purchaser the following:

(i)	the Note registered in the name of Purchaser;

(ii)	this Agreement, duly executed by the Company; and

(iii)	such other documents as Purchaser shall reasonably request.

2.3.2 At or prior to the Closing, Purchaser shall deliver or cause to be delivered to the Company the following:

(i)	that portion of the Purchase Price due at Closing;

(ii)	this Agreement, duly executed by Purchaser; and

(iii)	such other documents as Company shall reasonably request.

2.3.3 All representations and warranties of the parties contained herein shall remain true and correct as of the Closing Date and all covenants of the parties shall have been performed if due prior to such date.

2.3.4 There shall have been no material adverse effect with respect to the Company since the date hereof.

2.3.5 The Purchaser shall have completed a due diligence review, including a legal and financial review of the Company and its business, which review shall be satisfactory to the Purchaser, in its sole discretion.

Section 2.4 Fees and Expenses. The Company shall bear their own costs, including attorney’s fees, incurred in the negotiation of this Agreement and consummation of the transactions contemplated herein and the corporate proceedings of the Company in contemplation hereof and thereof. At the Closing, the Company shall reimburse the Purchaser for all of its reasonable out-of-pocket expenses incurred in connection with the negotiation or performance of this Agreement, including, but not limited to, the reasonable fees and expenses of counsel to the Purchaser. At the Closing and thereafter, the Company shall pay all taxes and governmental fees and charges applicable to the transactions contemplated hereby other than taxes on Purchaser’s income. In addition, the Company shall pay directly to Stanford Group Company, an affiliate of the Purchaser, a placement fee in an amount equal to $50,000 concurrent with the funding identified in Section 2.1(c), above.

Section 2.5 Assignment; Participation. Purchaser may assign to one or more Persons or sell participations to one or more such Persons, all or a portion of its rights and obligations hereunder and under the Note and, in connection with any such assignment or sale of a participation, may assign its rights and obligations under this Agreement and the Note, subject to compliance with any applicable legal requirements. Purchaser shall have no obligation to give notice to the Company of any such assignment or sale of a participation. Purchaser may, in connection with any assignment or proposed assignment or sale or proposed sale of a participation, disclose to the assignee or proposed assignee or participant or proposed participant any information relating to the Company furnished to the Purchaser by or on behalf of the Company.

Section 2.6 Mandatory Prepayment of Note. Notwithstanding anything herein or in the Note to the contrary, the entire unpaid principal balance and all accrued and unpaid interest on the Note shall be immediately due and payable if at any time following the date hereof the Company consummates any equity investment or subordinated debt financing transaction resulting in gross proceeds to the Company of at least $8.0 million. In such event, all amounts due under the Note shall be paid immediately upon the closing of such transaction.

ARTICLE III - REPRESENTATIONS AND WARRANTIES

In order to induce the Purchaser to enter into this Agreement and to purchase the Note as set forth herein, the Company makes the following representations and warranties to the Purchaser all of which shall also be true and correct as of the Closing date and shall survive the execution and delivery of this Agreement and the Note:

Section 3.1 Corporate Existence and Power. The Company is duly incorporated, validly existing and in good standing under the laws of its state of incorporation, and is duly qualified or licensed to transact business in all places where such qualification or license is necessary. The Company has the corporate power to make and perform this Agreement and the Note, and this Agreement does, and the Note when duly executed and delivered for value will, constitute the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms, to the extent that each has executed such documents.

Section 3.2 Authority. The making and performance by the Company of this Agreement, the Note, and any additional documents pursuant hereto, has been duly authorized by all necessary legal action of the Company, and does not and will not violate any provision of law or regulation, or any writ, order or decree of any court or governmental or regulatory authority or agency, and does not and will not, with the passage of time or the giving of notice, result in a breach of, or constitute a default or require any consent under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, any instrument or agreement to which the Company is a party or by which the Company or its properties may be bound or affected.

Section 3.3 Financial Condition. The audited financial statements of the Company as of and for the year ended December 31, 2004 and the unaudited financial statements for the nine-month period ending September 30, 2005 (the “Financial Statements”) were prepared in accordance with generally accepted accounting principles consistently applied, are complete and correct and fairly present in all material respects the results of operations and financial condition of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. Other than as disclosed by the Financial Statements, the Company has no direct or contingent obligations or liabilities which would be material to the financial position of the Company, nor any material unrealized or anticipated losses from any commitments of the Company. Since December 31, 2005, there has been no material adverse change in the business or financial condition of the Company.

Section 3.4 Full Disclosure. The Financial Statements do not, nor does this Agreement, nor any written statement furnished by the Company to the Purchaser in connection with the negotiation of this Agreement or the Note, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact which the Company has not disclosed to the Purchaser in writing which materially and adversely affects nor, so far as the Company can now foresee, is reasonably likely to materially and adversely affect the business or financial condition of the Company or the ability of the Company to perform this Agreement or the Note.

Section 3.5 Litigation. Except to the extent disclosed in the Financial Statements, there are no suits, actions or proceedings pending, or to the knowledge of the Company, threatened, before any court or by or before any governmental or regulatory authority, commission, bureau or agency or public regulatory body against or affecting the Company.

Section 3.6 Payment of Taxes. The Company has filed or caused to be filed, or has obtained extensions to file, all federal, provincial, state and local tax returns which are required to be filed, and has paid or caused to be paid, or has reserved on its books amounts sufficient for the payment of, all taxes as shown on said returns or on any assessment received by them, to the extent that the taxes have become due, except as otherwise permitted by the provisions hereof. The Company has set up reserves which are reasonably believed by the Company to be adequate for the payment of said taxes for the years that have not been audited by the respective tax authorities.

Section 3.7 No Adverse Restrictions or Defaults. The Company is not a party to any agreement or instrument nor subject to any court order or judgment, governmental decree, charter or other restriction materially adversely affecting its business, properties or assets, operations or condition (financial or otherwise). The Company is not in material default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material agreement or instrument to which it is a party or by which the Company or its properties may be bound or affected, or under any material law, regulation, decree, order or the like, which default would have a material adverse effect on the Company.

Section 3.8 Authorizations. All material authorizations, consents, approvals and licenses required under applicable law or regulation for the ownership or operation of the property owned or operated by the Company or required for the conduct of business in which the Company is engaged, have been duly issued and are in full force and effect, and to the best of Company’s actual knowledge, the Company is not in default under any material order, decree, ruling, regulation, agreement or other decision or instrument of any government commission, bureau or other administrative agency or public regulatory body having jurisdiction over the Company. No approval, consent or authorization of or filing or registration with any governmental commission, bureau or other regulatory authority or agency or any other third party is required with respect to the execution, delivery or performance of this Agreement or the Note.

Section 3.9 Title to Property. The Company has good and marketable fee title to all real property, and good and marketable title to all other property and assets, reflected in the latest Financial Statements or purported to have been acquired by any of them subsequent to such date, except property and assets sold or otherwise disposed of subsequent to such date in the ordinary course of business. All property and assets of any kind of the Company are free from any liens except as disclosed on the Financial Statements and other matters such as easements, covenants, and restrictions that do not materially adversely affect their use or enjoyment of such property. The Company enjoys peaceful and undisturbed possession under all of the leases under which they are operating, none of which contains any provisions that will materially impair or adversely affect the operations of the Company, as the case may be.

Section 3.10 Books and Records. The books of account, minute books, stock record books and other records of the Company, all of which have been made available to the Purchaser, are complete and accurate and have been maintained in accordance with sound business practices. The minute book of the Company contains complete and accurate records of all meetings held, and all corporate actions taken, by the shareholders or board of directors of the Company (or any committee of the board of directors). As of the Closing Date, all of these books and records will be in the possession of the Company.

Section 3.11 Condition of Assets. The real and personal property (whether owned or leased) of the Company are in good and operable condition and repair, normal wear and tear excepted, and such real property and personal property are sufficient for the continuation of the business of the Company following the Closing in the manner and on the scale conducted prior to the Closing.

Section 3.12 Certain Fees. Except for the placement fee due to Stanford Group Company, no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement, and the Company has not taken any action that would cause Purchaser to be liable for any such fees or commissions. The Company agrees that Purchaser shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of any Person for fees of the type contemplated by this Section with the transactions contemplated by this Agreement.

Section 3.13 Use of Proceeds. The proceeds of the sale of the Note shall be used by the Company exclusively for working capital purposes and related transaction costs, and not for the satisfaction of any portion of the Company’s debt (other than payment of trade payables, capital lease obligations, and accrued expenses in the ordinary course of the Company’s business and prior practices).

ARTICLE IV - AFFIRMATIVE COVENANTS

The Company covenants and agrees that, until payment in full of the principal of and interest and other charges on the Note, unless the Purchaser shall otherwise consent in writing, the Company will:

Section 4.1 Loan Proceeds. Use the proceeds of the sale of the Note only for the purposes set forth in Section 3.12 and furnish the Purchaser with all evidence that it may reasonably require with respect to such use.

Section 4.2 Corporate Existence. Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in each jurisdiction where qualification is necessary or desirable in view of its business operations or the ownership of its properties.

Section 4.3 Maintenance of Business and Property. Continue to conduct and operate its business substantially as conducted and operated during the present and preceding calendar year; at all times maintain, preserve and protect all franchises, licenses and trade names and preserve all of its property used or useful in the conduct of its business and keep the same in good repair, working order and condition, and from time to time make, or cause to be made, all necessary and proper repairs, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be conducted properly and advantageously at all times.

Section 4.4 Insurance. Insure and keep insured in good and financially sound and responsible insurance company reasonably satisfactory to the Purchaser, all insurable property owned by it which is of a character usually insured by companies similarly situated and operating like properties, against loss or damage from such hazards or risks, including fire, earthquake, flood, and windstorm, as are insured by companies similarly situated and operating like properties, insure and keep insured employers’ and public liability risks in responsible insurance company to the extent usually insured by companies similarly situated; and maintain such other insurance as may be required by law or as may reasonably be required in writing by the Purchaser.

Section 4.5 Payment of Indebtedness, Taxes, Etc.

4.5.1 Pay all of its indebtedness and obligations promptly and in accordance with normal terms; and

4.5.2 Pay and discharge or cause to be paid and discharged promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its property or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided however, that the Company shall not be required to pay and discharge or to cause to be paid and discharged any tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Company shall have set aside on its books adequate reserves with respect to any tax, assessment, charge, levy or claim, so contested.

Section 4.6 Compliance with Laws and Contracts. Duly observe and comply with all laws, decisions, judgments, rules, regulations and orders of all governmental authorities and all material contracts relative to the conduct of its business, its properties and assets, except those being contested in good faith by appropriate proceedings diligently pursued and maintain and keep in full force and effect all licenses and permits necessary to the proper conduct of its business.

Section 4.7 Notice of Default. Upon the occurrence of any Default or Event of Default, promptly furnish written notice thereof to the Purchaser.

Section 4.8 Inspection. At reasonable times and after reasonable prior written notice, the Company shall permit any representatives of the Purchaser to visit and inspect any of the properties of the Company, to examine and copy all of the Company’s books of account, records, reports and other files, and to discuss the affairs, finances and accounts with the Company’s employees and independent accountants at all such reasonable times and as often as may be reasonably requested.

Section 4.9 Notice of Litigation and Other Proceedings. Give prompt notice in writing to the Purchaser of the commencement of (a) all material litigation which, if adversely determined, might adversely affect the business or financial condition of the Company; (b) all other litigation involving a claim against the Company for $25,000 or more in excess of any applicable insurance coverage; and (c) any citation, order, decree, ruling or decision issued by, or any denial of any application or petition to, or any proceeding before any governmental commission, bureau or other administrative agency public regulatory body against or affecting the Company, or any property of the Company or any lapse, suspension or other termination or modification of any certification, license, consent or other authorization of any agency or public regulatory body, or any refusal of any thereof to grant any application therefor, in connection with the operation of any business conducted by any of the Company.

ARTICLE V - EVENTS OF DEFAULT

Section 5.1 Events of Default. If any one of the following “Events of Default” shall occur and shall not have been remedied:

5.1.1 Any representation or warranty made or deemed made by the Company herein, or in any certificate or report furnished by the Company at any time to the Purchaser, shall prove to have been incorrect, incomplete or misleading in any material respect on or as of the date made or deemed made; or

5.1.2 The Company shall fail to pay any principal of or interest or other charges on the Note within 10 days after the due date thereof; or

5.1.3 The Company shall default in any material respect in the performance of any agreement, covenant or obligation contained herein not provided for elsewhere in this Article V, if the default continues for a period of 30 days after notice of default to the Company by the Purchaser; or

5.1.4 Final judgment for the payment of money in an amount in excess of $50,000 shall be rendered against the Company and the same shall remain undischarged for a period of 30 days, during which period execution shall not effectively be stayed, provided the Company will have the right to contest the judgment in good faith by appropriate proceedings and provided the Company shall have set aside adequate reserves for payment of such judgment; or

5.1.5 The Company’s default in the performance of its obligations as lessor or as lessee under any lease of all or any portion of its property, after the provision of written notice and the expiration of cure periods provided in such documents; or

5.1.6 The Company shall cease to exist or to be qualified to do or transact business in any jurisdiction in which its business is located, or shall be dissolved or terminated or shall be a party to a merger or consolidation, or shall sell all or substantially all of its assets; or

5.1.7 The Company shall (i) voluntarily terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of the Company or of a substantial part of the assets of the Company, (ii) admit in writing its inability, or be generally unable, to pay its debts as the debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the applicable bankruptcy code (as now or hereafter in effect), (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the applicable bankruptcy code, or (vii) take any corporate action for the purpose of effecting any of the foregoing; or

5.1.8 The Note is declared unenforceable in whole or in part by the Company or any court or other governmental authority or agency; or

5.1.9 There shall occur any condemnation, seizure, expropriation, nationalization or other materially adverse governmental action with respect to the Company or its assets.

THEREUPON, in the case of any such event the Purchaser may (i) by written notice to the Company, at its option (i) declare the principal of, and interest accrued on, the Note immediately due and payable and (ii) exercise all of its rights hereunder and under applicable law.

ARTICLE VI - MISCELLANEOUS

Section 6.1 No Waiver, Remedies Cumulative. No failure on the part of the Purchaser to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and are not exclusive of any remedies provided by law.

Section 6.2 Survival of Representations. All representations and warranties made herein shall survive the sale and the delivery of the Note, and shall continue in full force and effect so long as the Note is outstanding.

Section 6.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, that no Company may assign any of its rights hereunder without the prior written consent of the Purchaser, which may be withheld in Purchaser’s sole and absolute discretion.

Section 6.4 Currency. All references to money in this Agreement shall be to United States dollars.

Section 6.5 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to an original and all of which when taken together shall constitute but one and the same instrument.

Section 6.6 Headings. The headings are for convenience only and are not to affect the construction of or to be taken into account in interpreting the substance of this Agreement.

Section 6.7 Severability. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 6.8 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement with respect to the subject matter hereof and is intended as a complete and exclusive statement of the terms and conditions thereof, and this Agreement supersedes and replaces all prior negotiations, understandings and agreements between the parties hereto, or any of them, whether oral or written. Each of the parties hereto acknowledges that no other party, agent or attorney of any other party, has made any promise, representation or warranty whatsoever, expressed or implied, not contained or referenced herein concerning the subject matter hereof to induce the other party to execute this Agreement or any of the other documents referred to herein, and each party hereto acknowledges that it has not executed this Agreement or such other documents in reliance upon any such promise, representation or warranty not contained or referenced herein.

Section 6.9 Joint Drafting. This Agreement and the Note were drafted with the joint participation of the Company and the Purchaser, and shall be construed neither against nor in favor of any of them, but rather in accordance with the fair meaning thereof.

Section 6.10 Course of Dealing; Amendment; Supplemental Agreements. No course of dealing among the parties shall be effective to amend, modify or change any provision of this Agreement. This Agreement, the Note or any document executed in connection herewith, may not be amended, modified, or changed in any respect except by agreement in writing signed by the Purchaser and the Company.

Section 6.11 Further Assurances. The parties shall cooperate in good faith and take such action, execute such documents and provide such further assurances as may be reasonably necessary to consummate the transactions contemplated hereby. Each party shall cause all Persons controlled by it to fulfill such Persons’ obligations hereunder.

Section 6.12 Indemnification of Purchaser. Subject to the provisions of this Section, the Company will indemnify and hold the Purchaser and its directors, officers, shareholders, partners, employees and agents (each, an “Indemnified Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Indemnified Party may suffer or incur as a result of or relating to any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in any document executed in connection herewith. If any action shall be brought against any Indemnified Party in respect of which indemnity may be sought pursuant to this Agreement, such Indemnified Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing. Any Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of such Indemnified Party. The Company will not be liable to any Indemnified Party under this Agreement for any settlement by an Indemnified Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed.

Section 6.13 Notices. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be effective upon personal delivery, via facsimile (upon receipt of confirmation of error-free transmission and mailing a copy of such confirmation, postage prepaid by certified mail, return receipt requested) or two business days following deposit of such notice with an internationally recognized courier service, with postage prepaid and addressed to each of the other parties thereunto entitled at the following addresses, or at such other addresses as a party may designate by five days advance written notice to each of the other parties hereto.

Company:	Elandia, Inc.
1500 Cordova Road
Suite 300
Fort Lauderdale, Florida 33316
Attention: Harley L. Rollins
Telephone: (954) 728-9090
Facsimile: (954) 728-9080

Purchaser:	Stanford International Bank Ltd.
c/o Stanford Venture Capital Holdings, Inc.
6075 Poplar Avenue
Memphis, TN 38119
Attention: James M. Davis, President
Telephone: (901) 680-5260
Facsimile: (901) 680-5265

with a copy to:	Stanford Financial Group
5050 Westheimer
Houston, TX 77056
Attention: Mauricio Alvarado, Esq.
Telephone: (713) 964-5145
Facsimile: (713) 964-5245

Section 6.14 Governing Law; Venue; Waiver of Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Miami-Dade County, Florida for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The parties hereby waive all rights to a trial by jury. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

Section 6.15 Payment Set Aside. To the extent that the Company makes a payment or payments to Purchaser under the Note or Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 6.16 Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any claim, action or proceeding that may be brought by Purchaser in order to enforce any right or remedy hereunder. Notwithstanding any provision to the contrary contained herein or in the Note, it is expressly agreed and provided that the total liability of the Company hereunder and thereunder for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Note exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Note is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Note from the effective date forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to Purchaser with respect to indebtedness evidenced by the Note, such excess shall be applied by Purchaser to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at Purchaser’s election.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Note Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ELANDIA, INC.

By:	/s/ Harley L. Rollins
Harley L. Rollins
Chief Financial Officer

STANFORD INTERNATIONAL BANK LTD.

By:	/s/ James M. Davis
James M. Davis
Chief Financial Officer

EXHIBIT “A”

Form of Note

PROMISSORY NOTE

$2,300,000.00	February 10, 2006

FOR VALUE RECEIVED, ELANDIA, INC., a Florida corporation (the “Maker”), with its principal address at 1500 Cordova, Suite 300, Fort Lauderdale, Florida 33316, unconditionally promises to pay to the order of STANFORD INTERNATIONAL BANK LTD. (the “Payee”), having an office at No. 11 Pavilion Drive, St. John’s, Antigua, West Indies, the principal amount of TWO MILLION THREE HUNDRED THOUSAND AND 00/100 ($2,300,000.00) DOLLARS, or so much thereof as the Payee advances to the Maker, pursuant hereto, together with interest on the unpaid principal balance from time to time outstanding under this promissory note (this “Note”), at the rate of eight percent (8.00%) per annum, compounding on the basis of a 360-day year for the actual number of days elapsed from the date hereof through, until and including December 31, 2007 (the “Maturity Date”) at which time the entire unpaid principal balance and all accrued and unpaid interest shall become due and payable, if the same had not become due and payable prior to said date, or unless the Maturity Date is extended pursuant to Maker’s option to extend set forth herein below. Interest payments on this Note shall be payable quarterly on the first business day of each quarter, commencing on April 1, 2006. The principal amount of this Note, together with any accrued but unpaid interest thereon, shall be payable in one balloon payment on the Maturity Date. Notwithstanding anything herein to the contrary, the entire unpaid principal balance and all accrued and unpaid interest thereon shall be immediately due and payable upon the consummation of any equity investment or subordinated debt financing transaction resulting in gross proceeds to the Maker of at least $8.0 million.

Advances under this Note shall be made by the Payee to the Maker as follows: (a) $500,000 on the date hereof; (b) $300,000 on or prior to February 28, 2006; (c) $400,000 on or prior to March 31, 2006; (d) $500,000 on or prior to June 30, 2006; (e) $300,000 on or prior to September 30, 2006; and (f) $300,000 on or prior to December 31, 2006.

All payments of interest and of principal shall be payable in lawful money of the United States of America in immediately available funds, without setoff, counterclaim or deduction of any kind. Each payment hereunder shall first be applied to accrued and unpaid interest and then in reduction of the outstanding principal balance, unless other costs and charges are payable pursuant to the terms of this Note, in which event, in Payee’s sole discretion, such costs and charges shall first be paid. This Note shall be construed and enforced in accordance with Florida law (the “Applicable Law”). This Note may be prepaid in whole or in part at any time without premium or penalty.

Maker agrees to pay all costs and expenses incurred by Payee, including reasonable attorneys’ fees and legal costs and expenses, in collecting any sums due under this Note or in enforcing the terms and conditions of the Note, whether for services incurred in collection, litigation proceedings at pre-trial, trial and appellate levels, bankruptcy proceedings or otherwise.

Any notice, consent, approval or communication given pursuant to the provisions of this Note shall (except where otherwise permitted by this Note) be in writing and shall be (a) delivered by hand, (b) mailed by certified mail or registered mail, return receipt requested, postage prepaid, or (c) delivered by a nationally recognized overnight courier, U.S. Post Office Express Mail, or similar overnight courier which delivers only upon signed receipt of the addressee. The time of the giving of any notice shall be the time of receipt thereof by the addressee or any agent of the addressee, except that in the event the addressee or such agent of the addressee shall refuse to receive any notice given as above provided or there shall be no person available at the time of delivery thereof to receive such notice, the time of the giving of such notice shall be the time of such refusal or the time of such delivery, as the case may be. Such notices shall be given to the Maker and the Payee at the addresses provided herein.

The following are events of default hereunder: (a) the failure of Maker to pay any obligation, liability or indebtedness to the Payee, whether under this Note, as and when due (whether upon demand, at maturity or by acceleration) including, without limitation, those existing as of the date of execution; (b) the commencement of a proceeding against Maker for dissolution or liquidation (which proceeding is not discharged within 45 days after commencement), the voluntary or involuntary termination or dissolution of Maker or the merger or consolidation of Maker with or into another entity; (c) the insolvency of, the business failure of, the appointment of a custodian, trustee, liquidator or receiver for or for any of the property of, the assignment for the benefit of creditors by, or the filing of a petition under bankruptcy, insolvency or debtor’s relief law (which petition is not discharged within 45 days after filing) or the filing of a petition for any adjustment of indebtedness, composition or extension by or against Maker (which petition is not discharged within 45 days after filing); (d) the breach of any covenant made by the Maker to the Payee; (e) the entry of a material judgment against Maker not paid or bonded within 45 days after entry; (f) the seizure or forfeiture of, or the issuance of any writ of possession, garnishment or attachment, or any turnover order for any property of Maker; or (g) the occurrence of a material adverse change in the financial condition of Maker.

Whenever there is an event of default under this Note (a) the entire balance outstanding hereunder and all other obligations of Maker to the Payee (however acquired or evidenced) shall, at the option of Payee, become immediately due and payable, and/or (b) to the extent permitted by law, the rate of interest on the unpaid principal shall be increased at the Payee’s discretion up to 15% per annum (the “Default Rate”). The provisions herein for a Default Rate and a delinquency charge shall not be deemed to extend the time for any payment hereunder or to constitute a “grace period” giving Maker a right to cure any default. At the Payee’s option, any accrued and unpaid interest, fees or charges may, for purposes of computing and accruing interest on a daily basis after the due date of this Note or any installment thereof, be deemed to be a part of the principal balance, and interest shall accrue on a daily compounded basis after such date at the Default Rate provided in this Note until the entire outstanding balance of principal and interest is paid in full.

The remedies of Payee as provided herein shall be cumulative and concurrent and may be pursued singly, successively, or together at the sole discretion of Payee and may be exercised as often as occasion therefore shall arise. The acceptance by Payee of any payment under this Note which is less than the amount then due or the acceptance of any amount after the due date thereof, shall not be deemed a waiver of any right or remedy available to Payee nor nullify the prior exercise of any such right or remedy by Payee. None of the terms or provisions of this Note may be waived, altered, modified or amended except by a written document executed by Payee and the Maker, and then only to the extent specifically recited therein. No course of dealing or conduct shall be effective to waive, alter, modify or amend any of the terms or provisions hereof. The failure or delay to exercise any right or remedy available to Payee shall not constitute a waiver of the right of the Payee to exercise the same or any other right or remedy available to Payee at that time or at any subsequent time.

Notwithstanding any provision of this Note, the Payee does not intend to charge and Maker shall not be required to pay any amount of interest or other charges in excess of the maximum rate permitted by Applicable Law as amended from time to time. Should any interest payment or other payment of the loan evidenced by this Note result in the computation or earning of interest in excess of the highest rate permissible under Applicable Law, then any and all such excess shall be and the same is hereby waived by Payee, and all such excess shall be credited by Payee against the unpaid principal balance of this Note or paid by Payee to Maker or to any parties liable for the repayment of the loan evidenced by this Note, in the sole discretion of Payee. It is the intent of the parties hereto that neither Maker, nor any parties liable for the repayment of the loan evidenced by this Note, shall be required to pay interest in excess of the highest rate permissible under Applicable Law as amended from time to time.

If any provision of this Note shall be deemed invalid, illegal or unenforceable under Applicable Law, such invalidity, illegality or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Note and this Note shall be construed as if such invalid, illegal or unenforceable provision (or part thereof) had not been contained herein.

To the fullest extent permitted by law, Maker and all sureties, endorsers and guarantors of this Note, if any, hereby (a) waive demand, presentment for payment, notice of nonpayment, protest, notice of protest, and all other notice, filing of suit, and diligence in collecting this Note; (b) agree to the addition or release of any party or person primarily or secondarily liable hereon; (c) waive any right to immunity from any action or proceeding brought in connection with this Note or any instrument securing it and waive any immunity or exemption of any property, wherever located, from garnishment, levy, execution, seizure or attachment prior to or in execution of judgment, or sale under execution or other process for the collection of debts; (d) waive any right to interpose any setoff or counterclaim or to plead any statute of limitations as a defense in any such action or proceeding, and waive all statutory provisions and requirements for the benefit of Maker, now or hereafter in force; (e) agree that Payee shall not be required first to institute any suit or to exhaust its remedies against Maker or any other person or party liable hereunder in order to enforce payment for this Note; and (f) consent to any extension, rearrangement, renewal, or postponement of time of payment of this Note and to any other indulgency with respect thereto without notice, consent or consideration to any of them.

MAKER IRREVOCABLY AGREES THAT ANY ACTION OR PROCEEDING ARISING HEREUNDER OR RELATING HERETO THAT IS BROUGHT BY MAKER SHALL BE TRIED BY THE COURTS OF THE STATE OF FLORIDA SITTING IN MIAMI-DADE COUNTY, OR THE UNITED STATES DISTRICT COURTS SITTING THERE. MAKER IRREVOCABLY

SUBMITS, IN ANY SUCH ACTION OR PROCEEDING THAT IS BROUGHT BY PAYEE, TO THE NON-EXCLUSIVE JURISDICTION OF EACH SUCH COURT, IRREVOCABLY WAIVES THE DEFENSE OF AN INCONVENIENT FORUM WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING, AND AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE MADE UPON MAKER BY MAILING A COPY THEREOF TO MAKER AT THE ADDRESS SET FORTH HEREIN (AS WELL AS BY ANY OTHER LAWFUL METHOD).

PAYEE AND MAKER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY AND TO BRING ANY ACTION IN THE NATURE OF A PERMISSIVE COUNTERCLAIM WITH RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PAYEE ENTERING INTO THE LOAN TRANSACTION EVIDENCED BY THIS NOTE.

Dated and executed this 10th day of February, 2006.

MAKER:

ELANDIA, INC.

By:	/s/ Harley L. Rollins
Harley L. Rollins
Chief Financial Officer